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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF CRAVATH, SWAINE & MOORE]
                               [NEW YORK OFFICE]

                                                                   June 18, 1997

                            DURCO INTERNATIONAL INC.
                                  BW/IP, INC.

Dear Ladies & Gentlemen:

     We have acted as counsel for Durco International Inc., a New York corporation ("Durco"), in connection with the Agreement and Plan of Merger dated as of May 6, 1997, (the "Merger Agreement"), by and among Durco, Bruin Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Durco ("Bruin"), and BW/IP, Inc., a Delaware corporation ("BW/IP"). The Merger Agreement provides for, among other things, the merger of Bruin with and into BW/IP (the "Merger"), with BW/IP surviving as a wholly owned subsidiary of Durco. Pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of BW/IP will be converted, upon the effectiveness of the Merger (the "Effective Time"), into the right to receive 0.6968 shares of common stock, par value $1.25 per share, of Durco ("Durco Common Stock"). The shares of Durco Common Stock that are to be issued at the Effective Time in connection with the Merger are referred to herein as the "Shares".

     We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. We have relied, to the extent that we deemed such reliance proper, upon certificates of public officials with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on such examination, we are of opinion that the Shares, when issued at the Effective Time in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the registration statement on Form S-4 filed with the Securities and Exchange Commission with respect to the Merger and the issuance of the Shares in connection therewith and consent to the reference to this opinion under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus included therein.

                                          Very truly yours,

                                          /s/  CRAVATH, SWAINE & MOORE

                                          --------------------------------------

Durco International Inc.
  3100 Research Boulevard
     Dayton, Ohio 45420

294A